EXHIBIT 99.1

NEWS RELEASE
                                            COMPANY CONTACT:
                                            John E. Reed, Chairman of the Board
                                            (413) 568-9571

       MESTEK, INC. AND ALPHA TECHNOLOGIES GROUP, INC. ANNOUNCE EXECUTION
            OF DEFINITIVE AGREEMENT FOR PURCHASE AND SALE OF MESTEK'S
                           ALUMINUM HEAT SINK BUSINESS

         September 19, 2000 -- Mestek, Inc. (NYSE: MCC) and Alpha Technologies Group, Inc. (NASDAQ: ATGI) jointly announced today the signing of a definitive agreement for the purchase by Alpha of Mestek's stock in its National Northeast ("NNE") subsidiary, which is engaged in the aluminum heat sink business in
Pelham, New Hampshire. Mestek currently owns approximately 89% of the subsidiary's stock, and anticipates acquiring the balance immediately before Closing. The purchase price for all of the stock and the repayment of all of the subsidiary's debt is $52 million. Closing of the transaction is subject to Hart-Scott-Rodino clearance, financing and other customary conditions. The parties expect the transaction to close later this year.

         For the first six months of 2000, NNE achieved EBITDA of approximately $3.1 million, on revenues of approximately $18.9 million. "The acquisition of NNE will bring new customers and products to our business. In addition, NNE's state-of-the-art facility in Pelham will significantly expand Alpha's extrusion capabilities, setting the foundation for further growth. This transaction is an important step in our plan to focus Alpha's resources exclusively on building our thermal management business," Lawrence Butler, Alpha's chairman and chief executive officer, stated.

         Mestek is a diversified  manufacturer  of heating,  ventilating and air conditioning equipment, metal hose and hose products and metal forming machinery. John E. Reed, Chairman of Mestek, stated, "The divestment is in keeping with Mestek's policy to concentrate its resources in its core areas."

         Alpha Technologies Group, Inc. designs, manufactures and sells thermal management products, principally heat sinks, that dissipate unwanted heat generated by electronic components.

Statements made in this press release which are not historical facts, including projected sale proceeds and statements of plans, objectives and expectations, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The sale transaction is subject to several conditions, including regulatory approval and the securing of financing by Alpha. No assurance can be given that the transaction will be completed on a timely basis, if at all. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release, which speak only as of their dates.